Exhibit 10.40

MEMORANDUM OF AGREEMENT

BY AND BETWEEN:	DAVIDsTEA (USA) INC.,

(the "Employer")

AND:	CHRISTINE BULLEN

(the "Executive")

WHEREAS the Employer and the Executive entered into an Employment Agreement effective on May 24, 2016 (the "Employment Agreement");

WHEREAS the Employer and the Executive have agreed to a temporary change in the Executive’s role and compensation in accordance with the terms and conditions of the present Memorandum of Agreement (the "Agreement");

NOW, THEREFORE for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

Article I TITLE and POSITION
1.1	Title and Position
a)

In addition to her position as Managing Director USA under the terms and conditions of the Employment Agreement, effective as of January 31, 2017 ("Start Date"), the Executive will act, on a temporary basis, as interim President and CEO of DavidsTEA Inc. ("Interim President and CEO").

b)

As Interim President and CEO, the Executive shall be a member of the Board of Directors of the Employer and DavidsTEA Inc. ("DT"), and have the powers and authority and perform the duties and functions typically performed by the President and CEO of a publicly listed company and shall report to and be subject to the direction of the Board of Directors of DT and its non-Executive Chairman.

2.1	Travel

While acting as the Interim President and CEO in accordance with this Agreement, the Executive agrees to travel to DT's Montreal office on a weekly basis from Monday through Thursday inclusively.

2.2	Work Permit

A work permit will likely be required for the Executive to enter the territory of Canada for the purposes of discharging her duties for the purposes of this Agreement. Such work permit shall be obtained by the Executive, with the Employer's and DT's support, and at the expense of the Employer. The Executive has no reason to believe that she will be denied a work permit to enter the territory of Canada and understands that she must obtain and hold a valid work permit at all times during this Agreement.

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Article II BONUS AND BENEFITS
2.1	Signing Bonus

Subject to the execution of the present Agreement, and conditional on complying with the terms provided herein, the Employer shall pay to the Executive a signing bonus equal to ten thousand US dollars (US$10,000), less applicable deductions, payable within fifteen (15) days following the Start Date.

2.2	Monthly Bonus

During this Agreement, and conditional on complying with the terms provided herein, the Employer shall pay to the Executive a monthly bonus equal to five thousand US dollars (US$5,000), less applicable deductions, payable within fifteen (15) days following the end of the month in which the bonus relates ("Monthly Bonus"); it being understood that the Monthly Bonus shall be pro-rated for any partial month worked by the Executive under the terms of this Agreement, as the case may be.

2.3	Expense Reimbursement

The Employer shall reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of her day-to day duties under this Agreement, including expenses related to travel to the Montreal office and temporary living accommodations in Montreal, as well as other reasonable business related expenses.

2.4	No Other Benefits

The Executive is not entitled to any other additional benefits or perquisite for this temporary assignment as interim President and CEO other than as specifically set out in this Agreement, unless otherwise agreed to in writing between the parties.

Article III terms of temporary assignment
3.1	Termination by the Employer

The Executive hereby agrees and understands that the assignment of the role of Interim President and CEO, and the Executive's entitlement to the Monthly Bonus are temporary. In that context, the Agreement may be terminated by the Employer at any time, the whole without any notice, payment in lieu of notice or indemnity whatsoever.

3.2	Termination by the Executive

The Executive may also terminate this Agreement by providing ninety  (90) days’ written notice to the Employer. Upon receipt of such notice, or at any time thereafter, the Employer shall have the right to waive the notice period, in whole or in part, in which case this Agreement, and payment of the Monthly Bonus shall terminate on the date of such waiver or such other date within the notice period as may be specified by the Employer.

For greater clarity, the parties hereby agree and understand the termination of the Agreement as provided herein shall not be construed as a termination of the Employment Agreement, which shall continue in full force and effect, unless terminated in accordance with the terms provided therein.

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Article IV general provisions
4.1	Entire Agreement

This Agreement, together with the Employment Agreement and the other agreements to which the aforementioned agreements refer, constitute the entire agreement between the parties with respect to the matter herein and supersede all prior agreements relating to the subject matter hereof. For greater clarity, the parties hereby agree that, except as provided herein, all other terms and conditions of the Executive's employment pursuant to the Employment Agreement shall remain unchanged. The execution of this Agreement has not been induced by, nor do any of the parties rely upon or regard as material, any representations, promises, agreements or statements whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by a memorandum in writing signed by the parties.

4.2	Taxes

The Executive acknowledges and agrees that all payments, perquisites or benefits under this Agreement shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Employer may reasonably determine that it should withhold pursuant to any applicable law or legislation. Nothing in this Agreement shall be construed to obligate the Employer to compensate the Executive for adverse tax consequences associated with her compensation, as the case may be.

4.3	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.4	Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. Any dispute concerning the terms of this Agreement and/or the employment relationship between the Employer and the Executive, including the termination of that relationship, shall be finally resolved by arbitration, with arbitrator selection and arbitration procedures governed by the rules of the American Arbitration Association then in effect. Such arbitration shall be the exclusive means of resolving any disputes between the parties, and the Executive expressly waives her right to a trial by jury. The decision of the arbitrator shall be final and binding upon the parties, subject to normal judicial review of arbitrator decisions as provided by law. The cost of any arbitration shall be divided equally between the Executive and the Corporation.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement on January ___, 2017.

SIGNED, SEALED AND DELIVERED	)

In the presence of:	)

)

)

(s) Louise Poirier	)	(s) Christine Bullen

Witness	)	Christine Bullen

DAVIDsTEA (USA) Inc.

By: (s) Maurice Tousson

Name: Maurice Tousson

Title: Chair, Board of Directors

By: (s) Lorenzo Salvaggio

Name: Lorenzo Salvaggio

Title: Director (Board)